EXHIBIT 10.49

SUBLEASE

THIS SUBLEASE, dated June 10, 2008, with an effective date of June 1, 2008 (the “Effective Date”) is by and between VGX PHARMACEUTICALS, INC., a Delaware corporation “Sublandlord”, and VGXI, INC., a Delaware corporation, hereinafter referred to as “Subtenant”.

W I T N E SS E T H:

WHEREAS, Sublandlord is a tenant of, and leases from Creekstone Woodlands, LLC; Creekstone Woodlands 1, LLC; Creekstone Woodlands 2, LLC; Creekstone Woodlands 5, LLC; and Creekstone Woodlands 6, LLC (collectively “Prime Landlord”), the following described premises: (the “Premises”) approximately 13,185 net rentable square feet of floor space in a building known and referred to as Venture Technology Center XI Building, located at 2700 Research Forest Drive, Suite 180, The Woodlands, Texas 77380 as further described in the attached Exhibit “A” (the “Prime Lease”);

WHEREAS, Subtenant desires to sublease from Sublandlord and Sublandlord desires to sublease to Subtenant approximately 11,537 net rentable square feet of the Premises as more specifically set forth on Exhibit “B” attached hereto and made a part hereof (the “Sublease Premises”);

WHEREAS, capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Prime Lease;

NOW, THEREFORE, for good and valuable consideration, the Sublandlord and Subtenant hereby covenant and agree with each other as follows:

1. - INCORPORATION OF WHEREAS CLAUSES:  The “Whereas” clauses set forth above are hereby incorporated into and made part of this Sublease.

2. - INCORPORATION OF PRIME LEASE:  Except as modified by this Sublease, the Prime Lease is incorporated herein by reference and this Sublease is expressly made subject to all the terms and conditions of the Prime Lease.  Any conflict between this Sublease and the Prime Lease shall be governed by this Sublease.  Except as otherwise provided herein, Subtenant expressly assumes all obligations under the Prime Lease arising from and after the Sublease Commencement Date and the Subtenant agrees to use the Sublease Premises in accordance with the terms of the Prime Lease and not do or omit to do anything which will breach any of the terms thereof.  Except as specifically provided herein, nothing in this Sublease shall be construed to create a privity of estate or contract between Subtenant and the Prime Landlord. This Sublease shall be expressly subject and subordinate to all of the terms, covenants and conditions contained in the Prime Lease, except: (a) any and all referenced to and any obligation on the part of Prime Landlord and/or Sublandlord to perform tenant work, construction and/or improvements in respect of the Sublease Premises, except that this Sublease shall be expressly subject to Paragraph 6 of the First Amendment to Lease Agreement and the Exhibits referenced therein, regarding the Approved Alterations, as that term is defined in the First Amendment to Lease Agreement, and the cost of the Approved Alterations and the benefits of the Allowance and Required Payment, as those terms are defined in the First Amendment to Lease Agreement, shall be shared equally by Sublandlord and Subtenant; and (b) all references to any right(s) to surrender any portion of the Sublease Premises.  If Prime Landlord under the Prime Lease fails to perform its obligations, Subtenant shall notify Sublandlord in writing.  In such event Sublandlord shall use commercially reasonable efforts to cause said Prime Landlord to perform its obligations, but Sublandlord shall not be obligated to incur any cost (unless Subtenant agrees to reimburse Sublandlord for such cost) or liability therefore, nor shall Sublandlord be responsible or liable for any such failure of the Prime Landlord. Except as otherwise provided in this Sublease, Subtenant expressly assumes the Sublandlord’s obligations arising under the Prime Lease from and after the Sublease Commencement Date.  In the event of a conflicting termination date in this Sublease, the termination date in the Prime Lease shall govern.

3. - TERM AND SCHEDULE OF BASE RENT:  Sublandlord hereby subleases to the Subtenant the Sublease Premises for a term commencing on the Effective Date (the “Sublease Commencement Date”), and expiring on the date the Prime Lease expires or is terminated pursuant to the terms of the Prime Lease (the “Sublease Term”), at the monthly rent (“Base Rent”) pursuant to the following schedule:

(a)                                   June 1, 2008 through October 31, 2008:  $17,786.02 per month; and

(b)                                 November 1, 2008 through October 31, 2009:  $18,026.37 per month; and

(c)                                  November 1, 2009 through October 31, 2010:  $18,266.72 per month; and

(d)                                 November 1, 2010 through October 31, 2011:  $18,507.07 per month; and

(e)                                  November 1, 2011 through October 31, 2012:  $18,747.43 per month; and

(f)                                    November 1, 2012 through October 31, 2013:  $18,987.77 per month; and

(g)                                 November 1, 2013 through October 31, 2014:  $19,288.13 per month; and

(h)                                 November 1, 2014 through October 31, 2015:  $19,468.48 per month; and

(i)                                     November 1, 2015 through October 31, 2016:  $19,708.83 per month; and

(j)                                     November 1, 2016 through October 31, 2017:  $19,949.18 per month.

4. - PAYMENT OF BASE RENT: The Base Rent is payable in advance without any offsets, or deductions, on the first business day of each and every month during the Sublease Term. Notwithstanding the foregoing, Subtenant shall pay to Sublandlord Base Rent for the first full month of the Sublease Term in the amount of Seventeen Thousand Seven Hundred Eighty Six and 02/100 dollars ($17,786.02) upon Subtenant’s execution of this Sublease.  Subtenant shall pay the Base Rent to Sublandlord at VGX Pharmaceuticals, 450 Sentry Parkway, Blue Bell, PA 19422 Attention: Gene Kim.  If the Subtenant fails to pay the Base Rent within 5 business days after it is due, the Subtenant shall also pay a late charge equal to 5% of the unpaid Base Rent, plus interest at 2% per month or the maximum allowable by law, whichever is less, on the remaining unpaid balance, retroactive to the date originally due until paid.  These charges are not penalties but are designed to reasonably compensate Sublandlord for its administrative, processing and accounting costs.

5. - ADDITIONAL RENT:  Subtenant shall be responsible for and pay to Sublandlord, payable in advance without any offsets, or deductions, on the first business day of each and every month during the Sublease Term, its pro rata share of the Additional Rent, including, without limitation, Operating Expenses and Utilities, as set forth under the Prime Lease.  Subtenant’s pro rata share of Additional Rent is 87.5% of the Additional Rent owed under the Prime Lease.  If Sublandlord shall make any expenditure for which Subtenant is responsible, or if Subtenant shall fail to make any payment which Subtenant is obliged to make hereunder, then the amount thereof may, at Sublandlord’s option, be added to any installment of Base Rent then due or thereafter becoming due as Additional Rent, and such amounts shall be subject to the appropriate charges as set forth in this Sublease.

6. - USE OF SUBLEASE PREMISES:  Subtenant shall use the Sublease Premises solely for the intended use as per Section 3 of the First Amendment to Lease.

7. - COMPLIANCE WITH LAWS, ORDINANCES, AND ENVIRONMENTAL: Subtenant shall fully comply with all laws, ordinances, requirements, and regulations of the federal, state, county, municipal, and other authorities, regulations, codes (including all building codes, zoning codes, fire, health, air quality, police or sanitary codes) and any other government requirement, including ADA and OSHA requirements, environmental requirements and underwriter requirements, as well as any private restrictions or covenants recorded against the property, which directly or indirectly impose a duty upon Sublandlord with respect to the use, occupancy, alteration or condition of the Sublease Premises.  In the event of a violation of any environmental law by Subtenant, Subtenant represents, covenants and warrants that it will indemnify and hold Sublandlord harmless from any claim under the Prime Lease, at law or in equity to which Sublandlord may be subjected.

8. - VIEWING SUBLEASE PREMISES:  Subtenant shall use the Sublease Premises exclusively for the purpose set forth herein. However, in the event Subtenant does not execute a direct lease with Landlord prior to or during the last three (3) months of this Sublease, or any extension thereof, Subtenant shall permit the Landlord to display the usual “To Let” signs and to show the Sublease Premises to prospective tenants.  Subtenant further agrees that at a reasonable time after reasonable notice to Subtenant during the Sublease Term Sublandlord, Prime Landlord, or their agents, may enter the Sublease Premises for the purpose of examining the condition thereof, or to make repairs in any part of the Building, but in making such reservation, Sublandlord does not assume any liability for the care or supervision of the Sublease Premises or appurtenances.

9. - ALTERATIONS AND ASSIGNMENT:  Subtenant will not make or permit to be made any alterations or additions to said Sublease Premises, nor assign, mortgage, or pledge this Sublease, nor sublet the whole or any part of the Sublease Premises without Sublandlord’s written consent, subject to any limitations contained in the Prime Lease, and such consent shall not be unreasonably withheld, conditioned, or delayed.  Any consent by Sublandlord shall apply solely to the particular transaction consented to and shall not constitute a waiver by Sublandlord of any other provision of this Sublease.

10. - INSURANCE:  Subtenant will not by any act of commission or omission cause an increase in the rate of insurance or the cancellation of any insurance policy.  In the event of any increase in the rate of insurance caused by Subtenant’s occupancy, Subtenant agrees to pay on demand the amount of any such increase, and in default of such payment, such amount may be added to the next installment of Base Rent as Additional Rent. Subtenant shall, at its sole cost and expense, obtain and maintain during the Sublease Term, Commercial General Liability Insurance, including Contractual Liability coverage, with limits of not less than One Million Dollars ($1,000,000).  All insurers must be licensed to do business in Texas and must by rated “A-” or higher under the most current edition of A.M. Best’s Key Rating Guide, a Lloyds of London underwriter, or an insurance company  agreed to by the Prime Landlord. Subtenant shall deliver to Sublandlord prior to taking possession a certificate evidencing such coverage.  Such insurance policies shall provide for no cancellation or material alteration without thirty (30) days prior written notice to Sublandlord. Sublandlord and Subtenant shall cause each insurance policy carried by it and insuring the Sublease Premises and its fixtures and contents against loss by fire and causes covered by standard extended coverage to be written in a manner so as to provide that the insurance company waives all right of recovery by way of subrogation against the other in connection with any loss or damage covered by any such policies.  Neither party shall be liable to the other for, and each party hereby waives and releases the other party from any claims and liability for, any loss or damage caused by fire or any of the risks enumerated in standard extended coverage insurance, provided such insurance was obtainable at the time of such loss or damage, regardless of whether such insurance was actually maintained by either party, AND EVEN IF THE LOSS OR DAMAGE WAS CAUSED BY THE NEGLIGENCE OF THE OTHER PARTY. Each party shall provide a certificate evidencing such coverage, upon request, and provide for no cancellation or material alteration without 30 days written notice to the insured and additional insured(s).

11. - SIGNS: Subtenant shall not install any awnings, advertisements, or signs on any part of the Sublease Premises without Sublandlord’s written consent, subject to any limitations contained in the Prime Lease.

12. - INDEMNIFICATION:  Sublandlord shall not be responsible for any defect or change of condition in said Sublease Premises, nor for any damage thereto, nor to any person, nor to goods or things contained therein due to any cause whatsoever except for the negligence or willful misconduct of the Sublandlord, and subject to the waiver of claims and liability set forth in Section 10 above, Subtenant will indemnify Sublandlord from and against any claims, demands, and actions arising in connection with Subtenant’s use of the Sublease Premises, or the use by any person occupying said Sublease Premises during the Sublease Term, or by reason of any breach or non-performance of any covenant herein by Subtenant, or the violation of any law or regulation by Subtenant.  Subtenant’s obligation to indemnify Sublandlord shall apply to actions and claims for damages or liability only to the extent that such actions or claims arise out of the use and occupancy of the Sublease Premises by Subtenant.

Sublandlord shall defend, indemnify and hold Subtenant harmless from and against any and all claims and/or demands for liability, losses, damages and/or costs and expenses, including, without limitation, penalties, fines and reasonable attorneys’ fees and costs (“Claims”) to the extent that such Claims result from or arise out of (a) Sublandlord’s negligence or failure to perform any of its obligations under this Sublease or the Prime Lease; (b) breach or default in the performance of any obligation to be performed by Sublandlord under the terms of this Sublease or the Prime Lease; or (c) any act or omission of Sublandlord or of its agents or employees; provided that the provisions of this paragraph shall not apply to any Claims to the extent arising from or in connection with any negligent or intentional conduct of the Subtenant or of any of its related parties or agents.

13. - FIRE AND CASUALTY:  If the Sublease Premises shall be so damaged by fire, other casualty, or act of the public enemy so as to be substantially destroyed, then this Sublease shall terminate and any unearned Base Rent or Additional Rent paid in advance by Subtenant shall be apportioned and refunded to it, but in case the Sublease Premises are not substantially destroyed, Sublandlord will endeavor to have the Prime Landlord restore the Sublease Premises and a just proportion of the Base Rent and Additional Rent shall abate according to the extent to which Sublease Premises have been rendered untenantable until the Sublease Premises have been restored.  The Subtenant agrees to give the Sublandlord immediate notice of any damage to the Sublease Premises.

14. - DEFAULT:  In the event Subtenant fails to perform or observe any of the covenants contained herein on its part to be observed and performed for ten (10) days after written notice by Sublandlord to Subtenant (provided, however, if such failure cannot reasonably be cured within ten (10) days, then such failure shall not be a default provided that Subtenant commences to cure the failure within said ten (10) day period and thereafter diligently and in good faith continues to cure the failure), (a) Sublandlord may forthwith terminate or cancel this Sublease by notifying Subtenant as hereinafter provided, and upon such termination or cancellation, Subtenant shall be liable to Sublandlord for the actual damages Sublandlord sustains by reason of Subtenant’s breach of covenant and of such termination or cancellation, but in no event shall actual damages exceed the net present value of the difference between the Base Rent provided for herein and the fair market sublease rental value of the Sublease Premises for the remainder of the Sublease Term; or (b) Sublandlord may forthwith re-enter the Sublease Premises without notice and upon re-entry may let the Sublease Premises or any part thereof as agent for Subtenant and receive the rent therefor, applying the same first to the payment of such expense as Sublandlord may be out of pocket by way of entering and letting the Sublease Premises and then to the payment of the Base Rent and the fulfillment of Subtenant’s covenants hereunder; and Subtenant agrees to pay and shall be liable for amounts equal to the several installments of rent as they would, under the terms of this Sublease, become due if no default had occurred, whether the Sublease Premises be re-let or remain vacant in whole or in part for a period less than the remainder of the Sublease Term, or for the whole thereof, but Subtenant shall be entitled to be credited at the end of each month with any net amounts actually received by Sublandlord during such months for the use or occupancy of the Sublease Premises or any part thereof; provided, however, that all sums paid and liabilities incurred by Sublandlord for any of the purposes aforesaid (which Subtenant also agrees to pay and shall be liable for) shall have been first paid in full to Sublandlord, either directly by Subtenant or out of moneys actually received for renting said Sublease Premises after Sublandlord shall have received undisputed possession thereof, and the maintenance of any action or proceeding to recover possession of the Sublease Premises or any installment or installments of Base Rent, Additional Rent or any other moneys that may be due or become due from Subtenant to Sublandlord shall not preclude Sublandlord from thereafter instituting and maintaining subsequent actions or proceedings for the recovery of possession of the Sublease Premises or of any subsequent payment or payments of Base Rent, Additional Rent or any other moneys that may be due or become due from Subtenant to Sublandlord. A waiver by Sublandlord of any breach or breaches by Subtenant of any one or more of the covenants or conditions hereof shall not bar forfeiture or waive any other rights or remedies of Sublandlord for any subsequent breach of any such or other covenants and conditions. All notices to quit or vacate being hereby expressly waived, any law, usage or custom to the contrary notwithstanding.

15. - CONDEMNATION: In the event the Sublease Premises or any part thereof are taken or condemned for a temporary or permanent public or quasi-public use, Sublandlord may, at its option, terminate this Sublease and in such event any unearned Base Rent or Additional Rent paid in advance shall be returned to Subtenant.

16. - NOTICES:  All notices to be given hereunder by either party shall be in writing and shall be sent by registered mail addressed to the party intended to be notified at the address set forth herein or as may be from time to time designated in writing to the other party and giving such notice shall be a sufficient service thereof. Any such notice shall be sent to the Sublandlord addressed as VGX Pharmaceuticals Inc., 2700 Research Forest Dr., Suite 180, The Woodlands, Texas 77381, Attn: Gene Kim; and to the Subtenant addressed as VGXI, Inc., 2700 Research Forest Dr., Suite 180, The Woodlands, Texas 77381, Attn: Henry Hebel.  Sublandlord and Subtenant each reserve the right to designate additional persons to whom required copies of notices shall be sent.

17. - TERMINATION:  If at any time proceedings in bankruptcy, or pursuant to any other act for the relief of debtors, shall be instituted by or against Subtenant, or if Subtenant shall assign over Subtenant’s estate or effects for payment thereof, or if any execution shall issue against Subtenant or any of Subtenant’s effects whatsoever, or if a receiver or trustee shall be appointed of Subtenant’s property, or if this Sublease shall by operation of law, devolve upon or pass to any person or persons other than Subtenant, then and in each of said cases, Sublandlord may terminate this Sublease forthwith by notifying Subtenant as herein provided.  Upon such termination all sums due and payable or to become due and payable by Subtenant shall at once become due and payable.

18. - QUIET POSSESSION:  Sublandlord hereby covenants that Subtenant, upon paying the Base Rent and Additional Rent and performing all the covenants and agreements agreed to herein, may quietly enjoy the Sublease Premises, except as herein otherwise provided, subject, however, to the terms of the Sublease, and to the terms of any mortgages which may now or hereafter affect the Sublease Premises.

19. - WAIVER OF SUBROGATION:  Sublandlord and Subtenant waive all rights, each against the other, for damages caused by fire or other perils where such damages are sustained in connection with the occupancy of the Sublease Premises.

20. - HOLDOVER:  Should Subtenant continue to hold the Sublease Premises after the Sublease term expires, Subtenant shall be responsible for any damages suffered by Sublandlord under the Prime Lease and any and all actual damages incurred by Sublandlord.  This provision shall not be construed, however, as permission by Sublandlord for Subtenant to holdover.

21 - SUBLEASE CONDITIONED ON CONSENT:  This Sublease is subject to, and conditioned upon, Sublandlord’s obtaining the written consent of the Prime Landlord under the Prime Lease if such consent is required by the Prime Lease.  In the event that such consent is not obtained within fifteen (15) days after the date of this Sublease, Subtenant shall have the right to terminate this Sublease by giving written notice thereof to Sublandlord.  If Prime Landlord’s consent to this Sublease is not required under the terms of the Prime Lease, then the Parties agree to provide Prime Landlord with written notice, in accordance with the notice provisions of the Prime Lease, within a period of thirty (30) days following the date of execution of this Sublease accompanied by a copy of this Sublease and any other documents necessary to complete this Sublease.

22. – OTHER:  This Sublease is subject to the following provisions:

(A)                            Subtenant shall not be obligated to perform any obligations of Sublandlord under the Prime Lease that pertain to areas of the Building or the Premises other than the Sublease Premises.  Subtenant is not to be obligated to make any improvements or alterations to the Sublease Premises or the Building systems located therein in order to comply with applicable laws or otherwise.

(B)                              Subtenant shall have no obligation to cure a default under the Prime Lease caused by the acts or omissions of Sublandlord, its agents, contractors, employees or invitees.

(C)                              Subtenant shall not be required to pay any Base Rent, Additional Rent or other rent owed by Sublandlord under the Prime Lease to Prime Landlord.  Sublandlord shall pay all such Base Rent, Additional Rent and other rent as and when the same are due and payable under the Prime Lease.

(D)                             Subtenant shall not be responsible for the acts and omissions of Sublandlord, its agents, employees, contractors or invitees nor required to perform Sublandlord’s obligations under the Prime Lease as a result of such acts or omissions.  Sublandlord shall indemnify and hold Subtenant harmless from any claims, liabilities, obligations, losses, costs, or expenses arising out of, the acts or omissions of Sublandlord, its agent, employees, contractors, licensees or invitees.

(E)                               Subtenant shall not be required to maintain Sublandlord’s insurance under the Lease (which Sublandlord shall continue to maintain as required thereunder) but shall maintain the types and amounts of insurance in its name as required of Sublandlord under the Lease naming Landlord and Sublandlord as additional insureds.

(F)                               Subtenant shall not be responsible for any representations made by Sublandlord, its agents or employees under the Prime Lease.

(G)                              Subtenant shall not be required to remove any alterations, additions or improvements existing in the Sublease Premises as of the Sublease Commencement Date that Sublandlord is required to remove under the Prime Lease, including, without limitation, the Approved Alterations.

(H)                               Any occupancy of the Sublease Premises by Subtenant prior to the Sublease Commencement Date shall be subject to all terms and conditions of this Sublease; however, no Base Rent or Additional Rent shall be payable with respect to such early occupancy.

(I)                                    Sublandlord shall use reasonable efforts to obtain an agreement from Landlord that the waiver and release of claims set forth in Section 26 of the Prime Lease shall inure to the benefit of Subtenant, its officer, employees and agents.

(J)                                   Sublandlord represents and warrants that (1) the copy of the Prime Lease and any amendments thereto attached hereto as Exhibit “A” is a true and complete copy of the Prime Lease and such amendments and the Prime Lease have not been amended, modified or supplemented except as reflected on Exhibit “A”, and (2) neither Prime Landlord nor Sublandlord is in default under the Prime Lease, and no condition or circumstance exists which, with notice or the passage of time, would be a default by either Prime Landlord or Sublandlord under the Prime Lease.

(K)                               Sublandlord shall not modify or amend the Prime Lease in any manner that would (1) adversely affect Subtenant’s rights under this Sublease in any way other than a de minimis manner or (2) increase Subtenant’s obligations under this Sublease.  Sublandlord shall not terminate the Prime Lease unless Sublandlord provides Subtenant with an executed non-disturbance and recognition agreement from Landlord that permits Subtenant to continue in occupancy of the Sublease Premises on the terms and conditions of this Sublease for the remainder of the Sublease Term following any such termination (assuming the Sublease had not terminated).  If for any reason the term of the Prime Lease shall terminate prior to October 31, 2017 as a result of the voluntary termination thereof by Sublandlord or any default by Sublandlord under the Prime Lease, then Sublandlord shall be liable to Subtenant for, and Sublandlord shall indemnify Subtenant from and against, all damages resulting therefrom, provided that such termination was not a result of a default under the Prime Lease caused by a default by Subtenant hereunder.

(L)                                 Notwithstanding anything to the contrary contained in this Sublease, in no event shall Sublandlord or Subtenant be liable for any claim for special, indirect, consequential, exemplary, punitive or incidental damages, including without limitation, any claims for loss of profits and/or loss of business opportunity, each party to this Sublease knowingly and voluntarily waiving and releasing any such claims other than for actual damages.

(M)                            If, as a result of this Sublease, Subtenant or the Sublease Property is subject to any new requirements under applicable law (including the Americans with Disabilities Act of 1990), then Sublandlord and Subtenant shall share equally the costs or expenses to comply with such requirements.  Similarly, Sublandlord and Subtenant shall share equally in the maintenance costs and repair costs related to the HVAC system for the Sublease Premises after the Prime Landlord’s one-year warranty expires on October 31, 2008 in accordance with Paragraph 7 of the First Amendment to Lease Agreement.

(N)                               Subject to the approval and consent of the Prime Landlord, the following provisions of the First Amendment to Lease Agreement are expressly made part of this Sublease and shall inure to the benefit of Sublandlord and Subtenant: (1) The Renewal Option contained in Paragraph 12 and Exhibit “C”; (2) the Preferential Lease Right contained in Paragraph 13 and Exhibit “D”; and (3) the Early Termination Right contained in Paragraph 14 and Exhibit “E.”

21. - BROKERS: Subtenant and Sublandlord each hereby represents to the other that it has not been represented by, has not engaged, and has not involved in this transaction any broker, agent or other commissionable party in connection with or relating to the transaction described in this Sublease, except Palermo REI, LP d/b/a PalermoBarr Commercial Real Estate Advisors (“Sublandlord’s Broker”), for which Subtenant is solely responsible.  Subtenant and Sublandlord each agree to indemnify, defend and hold harmless the other party from and against any and all claims, suits, actions, proceedings, judgments, liabilities, losses, expenses and costs, including without limitation, costs of court, litigation expense, and reasonable attorney’s fees, resulting from or arising out of any breach of its foregoing representation, or by any claim by any broker asserting a claim contrary to its above representation (or, in the case of the indemnity by Subtenant, any claims by the broker it has engaged, if any), and any claim by Sublandlord’s Broker for any commission.

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The covenants and agreements contained in the foregoing Sublease are binding upon the parties hereto and their respective executors, administrators, successors, legal representatives and assigns.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first written above.

SUBLANDLORD:

VGX PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/Gene Kim

Name:	Gene Kim

Title:	CFO

SUBTENANT:

VGXI, Inc., a Delaware corporation

By:	/s/Henry Hebel

Name:	Henry Hebel

Title:	V.P. Operations

Exhibit “A”

(the “Prime Lease”)

Lease dated August 20, 2001 by and between Woodlands VTO 2000 Land, L.P., predecessor in interest to Prime Landlord, and Applied Veterinary Systems, Inc., predecessor in interest to Sublandlord and modified by First Amendment to Lease Agreement, dated November 12, 2007 by and between the Prime Landlord and Sublandlord.  Copies of the Prime Lease, as amended by the First Amendment to Lease Agreement are attached hereto.

Exhibit “B”

(the “Sublease Premises”)